EXHIBIT 10.53

EXTENDED EMPLOYMENT AGREEMENT

THIS EXTENDED EMPLOYMENT AGREEMENT, entered into and effective December 17, 2001, by and between , INC., a North Carolina corporation (the “Company”) and DAVID L. TURNEY (the “Employee”).

WHEREAS, the Company employed the Employee on a full-time basis as our Chief Executive Officer effective January 1, 1998;

WHEREAS, the Company desires to extend and modify that Employment Agreement as set forth herein;

WHEREAS, Employee desires to continue to be employed by the Company, from and after the date of this Agreement;

WHEREAS, this Extended Employment Agreement continues the nondisclosure, noncompetition and other significant secrecy agreements; and

WHEREAS, Employee agrees that the four (4) year extension of employment and increased compensation and other modifications given herein are significant consideration for the provisions of this Extended Employment Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

ARTICLE I

EMPLOYMENT DUTIES AND BENEFITS

Section 1.1 Employment.  The Company hereby continues to employ the Employee in the position described on Schedule 1 hereto as an executive officer of the Company.  The Employee accepts such continued employment and agrees to perform the duties and responsibilities assigned to him pursuant to this Agreement upon the terms and conditions set forth in this Agreement.

Section 1.2 Duties and Responsibilities.  The Employee shall hold the position with the Company which is specified on Schedule 1, which is attached hereto and incorporated herein by reference.  The Employee is employed pursuant to the terms of this Agreement and agrees to devote full-time to the business of the Company.  The Employee shall perform the duties set forth on Schedule 1, and such further duties consistent with Employee’s position as defined herein as may be determined and assigned to him from time-to-time by the Board of Directors of the Company.  Further, Employee shall be nominated during the term hereunder for a seat on the Board of Directors and his annual re-election shall be recommended to the shareholders for their approval so long as this Agreement is in effect.

Section 1.3 Working Facilities.  The Employee shall be furnished with facilities in Dallas and collateral services suitable to the position and adequate for the performance of Employee’s duties under this Agreement.

Section 1.4 Vacations.  The Employee shall be entitled each year to a reasonable vacation of not less than three (3) weeks in accordance with the established practices of the Company now or hereafter in effect for executive personnel, during which time the Employee’s compensation shall be paid in full.  Employee shall be permitted to carryover up to twelve (12) weeks of accrued but unused vacation.

Section 1.5 Term.  The term of this Extended Employment Agreement is for a period of four (4) years commencing on the effective date specified above, unless otherwise terminated as provided in this Agreement.

Section 1.6 Expenses.  The Employee is authorized to incur reasonable expenses for promoting the domestic and international business of the Company in all respects, including expenses for entertainment, travel and similar items.  The Company will pay, within the policies and guidelines established by the Board of Directors, all reasonable expenses incurred by Employee in the conduct of Company business and discharge of duties hereunder, including but not limited to, dues and fees of business, civic, social, and professional societies and organizations, the expense of attending business and professional meetings, conventions, and institutions, and the cost of all business and professional books and periodicals.  The Company will reimburse the Employee for all such expenses upon the presentation by the Employee, from time-to-time, of an itemized account of such expenditures.

Section 1.7 Automobile.  The Company will purchase or lease in its own name every three (3) years, or more frequently at Employer’s option, a new automobile.

Section 1.8 Employee’s Other Business.  Employee shall be allowed to participate in outside business activities provided (i) such activities do not interfere with Employee’s performance of his duties as a full-time employee of the Company; and (ii) the outside business is not a “Business Opportunity” of the Company, as defined herein.  A Business Opportunity of the Company shall be a product, service, investment, venture or other opportunity which is either:

(a)  directly related to or within the scope of the existing business of the Company; or

(b)  Within the logical scope of the business of the Company, as such scope may be expanded or altered from time-to-time by the Board of Directors.

ARTICLE II

COMPENSATION

Section 2.1 Base Salary.  The Company shall pay to the Employee a base salary of not less than the amount specified on Schedule 1, such salary to be paid in accordance with Company’s payroll policy then in effect.  This amount will be reviewed annually for consideration of increase in the discretion of the Compensation Committee for approval by the Board of Directors on the basis of the value of such Employee’s services to the Company and market competitive considerations.

Section 2.2 Bonus. In addition to the basic compensation described in Section 2.1 above, the Company may pay to the Employee an additional sum during each year of employment as a bonus as proposed in the discretion of the Compensation Committee and approved by the Board of Directors and may discretionarily grant additional stock options.

Section 2.3 Option Grants.  Employee shall have received the Option Grants set forth on Schedule 1 and shall also be eligible for future grants as provided by the Compensation Committee.

ARTICLE III

TERM OF EMPLOYMENT AND TERMINATION

Section 3.1 Term.  This Agreement shall be for a term which is specified on Schedule 1, commencing on its effective date, subject, however, to termination during such period as provided in this Article.  After the term, this Agreement shall be renewed automatically for succeeding periods of one (1) year each on the same terms and conditions as contained in this Agreement unless either the Company or the Employee shall, at least 180 days prior to the expiration of the initial term or of any renewal term, give written notice of the intention not to renew this Agreement.  Such renewals shall be effective in subsequent years on the same day of the same month as the original effective date of this Agreement.

Section 3.2 Termination by Either Company or Employee Without Cause.  Subject to other clauses in this Section 3, the Company or Employee, without cause, may terminate this Agreement upon ninety (90) days’ written notice to the other.  In either event, the Employee shall not be required to render the services required under this Agreement during the ninety (90) day period; however, normal salary and benefits shall continue.  Compensation for vacation time not taken by Employee shall be paid to the Employee at the date of termination.  With regard to all options vested or unvested, under any Stock Option Plan in effect, all outstanding options shall vest immediately if the Company terminates Employee’s employment without cause.  If Employee terminates without cause, all unvested options shall be forfeited; but Employee shall retain any vested options.

Section 3.3 Termination by the Company with Cause.  The Company may terminate the Employee, at any time, upon 30 days’ written notice and opportunity for Employee to remedy any non-compliance with the terms of this Agreement, by reason of the willful misconduct of the Employee which results in a material financial loss or other detriment to the Company, as expressed in the written opinion of the Board of Directors.  Termination for cause shall result in immediate forfeiture of Employee’s right to receive future salary, accrued bonus and other future benefits as may be granted herein.  Employee shall receive any accrued vacation, earned salary, and any reimbursements or payments pursuant to Section 1.6 supra.  Employee shall only be allowed to retain any vested options; all others shall be forfeited.

Section 3.4 Termination by the Employee with Cause.  The Employee may terminate his employment with the Company at any time, upon 30 day’s written notice and opportunity for the Company to remedy any non-compliance, by reason of (i) our material failure to perform its duties pursuant to this Agreement, or (ii) any material change in the duties and responsibilities, working facilities, or benefits as described in Article I of this Agreement.  With regard to all options, vested or unvested, under any Stock Option Plan in effect, all outstanding options shall vest immediately if Employee terminates his employment with cause.

Section 3.5 Termination upon Death of Employee.  In addition to any other provision relating to termination, this Agreement shall terminate upon the Employee’s death.  A severance allowance equal to 180 days of salary continuation shall be paid to the Employee’s estate pursuant to regularly scheduled salary payments, all benefits shall be continued to the surviving spouse for the same period, and all options held by Employee shall vest and be exercisable pursuant to any outstanding Employee Stock Option Plan.

Section 3.6 Lump Sum Compensation and Continuation of Benefits.  In the event the Employee shall terminate this Agreement pursuant to Section 3.4 of this Agreement, or in the event the Company or Employee shall terminate this Agreement under Section 3.2 hereof then, in such event, the Employee shall be entitled to receive the following on the date of such termination or, as the case may be, as specified below:

(i)  The Employee shall receive lump sum compensation equal to 180 days worth of Base Salary, unless Employee terminates voluntarily pursuant to Section 3.2 in which case no compensation shall be paid.

(ii)  For a period of 6 months from the date of the Employee’s termination or resignation, the Employee shall be entitled to continue to participate, at our cost, in all existing benefit plans provided to our executive employees at the time of the Employee’s termination or resignation, unless specifically prohibited by said plan.  Such plans shall include, but are not limited to, then-existing medical, health, disability, life insurance and death benefit plans.

(iii)  Within 90 days of the Employee’s termination or resignation, the Employee shall have the right, but not the obligation, to purchase any life insurance policy now maintained by the Company on the life of the Employee.  The purchase price of such life insurance policy shall be equivalent to 105% of the cash surrender value of such life insurance policy.  The Employee, at his option, shall have the right to pay such purchase price in the form of Common Shares of the Company which shall be valued at the market close price of such Common Shares on the date of purchase of such life insurance policy.

(iv)  All outstanding options under any Employee Stock Option Plan shall vest pursuant to the specific provisions of Sections 3.2 and 3.4.

(v)  Notwithstanding any language to the contrary above, the Company shall not be obligated to pay Employee any compensation specified in this Section 3.6 in the event termination is a direct result of liquidation of the Company by action of the Board of Directors or shareholders of the Company pursuant to a bankruptcy (voluntary or involuntary), receivership or any credit-enforced action.

(vi)  In the event of the occurrence of a “Triggering Event” which shall be defined to include a (i) change in ownership in one or a series of transactions of 50% or more of the outstanding shares of the Company, or (ii) merger, sale, consolidation, re-organization or liquidation of the Company, and following such Triggering Event the Employee’s services are terminated by the Company or the Employee or the Employee’s duties, authority or responsibilities are substantially changed, or the Employee is unable to negotiate a satisfactory new employment agreement, the Employee shall receive lump sum compensation equal to 2.9 times his annual salary and incentive or bonus payments, if any, as shall have been paid to the Employee during our most recent 12-month period ending within 30 days of the Triggering Event.  If the total amount of the change of control compensation were to exceed three (3) times the Employee’s base amount (the average annual taxable compensation of the Employee for the five (5) years preceding the year in which the change of control occurs), the Company and the Employee may agree to reduce the lump sum compensation to be received by Employee in order to avoid the imposition of the golden parachute tax as provided in the Tax Reform Act of 1984, as amended by the Tax Reform Act of 1986.

In the event the Employee is required to hire counsel to negotiate on his behalf in connection with his termination or resignation from the Company upon the occurrence of a Triggering Event, or in order to enforce the rights and obligations of the Company as provided in this Paragraph, the Company shall reimburse to the Employee all reasonable attorneys’ fees which may be expended by the Employee in seeking to enforce the terms hereof. Such reimbursement shall be paid every 30 days after the Employee provides copies of invoices from the Employee’s counsel to the Company.  However, such invoices may be redacted to preserve the attorney-client privilege, client confidentiality or work product.

ARTICLE IV

DISABILITY INSURANCE

Section 4.1 Disability Insurance.  During the term of this Agreement, the Company agrees that it shall provide disability coverage consistent with that offered to the other executive employees.

ARTICLE V

CONFIDENTIALITY

Section 5.1 Confidentiality.  Employee acknowledges that (i) the Company is in the business of selling and distributing highly technical and proprietary work products, information and technology developed or acquired by the Company (hereinafter collectively referred to as “Technology”), (ii) certain of the Technology is a trade secret, is confidential and proprietary, and (iii) the secret, confidential and proprietary nature of the Technology is essential to the Company.  The Technology which constitutes trade secrets shall be kept confidential by the Employee and shall not be used or disclosed by the Employee to any third party unless written permission to disclose such information is provided by the Company to the Employee.  Employee agrees to secure and protect the Technology in a manner consistent with our rights in the Technology.  Employee shall not use the Technology to develop or to aid in the development by any third party of competing Technology.  Upon termination of Employee, the Company shall provide Employee a detailed listing stating the scope of any Technology, which may not include items in the public domain or known to third parties having no obligation with confidentiality.  Provided, however, this Section 5.1 shall not apply if a “triggering event” occurs pursuant to Section 3.6(vi) supra and Employee is not paid pursuant to the terms thereunder.

Section 5.2 Covenant of Non-Disclosure.  Employee agrees that during the term of this Agreement or thereafter, Employee will neither disclose any confidential information as to the Company nor at any time remove for purposes other than the conduct of Company business or retain without our express consent any figures, calculations, letters, papers or other confidential information of any type or description.  Employee also warrants and covenants not to disclose, to reveal, to divulge or to make known to any person, firm, corporation or entity or use for any purpose outside Company’s business, Company’s clientele lists, contents of any process, data, consulting information, methods, office procedures, filing systems, computer software systems, subsystems, routines and subroutines, proprietary rights, work product developed for or on behalf of the Company (except information within the public domain) or any information regarding any trade secrets or confidential information reposed in him by the Company or any information regarding the transactions of the Company with its clients or the state of the accounts of the individuals, firms, corporation, or others with whom the Company does business, without the prior written permission of the Company.  Anything in this Section to the contrary notwithstanding, Employee may use or disclose those portions of the confidential information which: (1)  are or become part of the public domain (other than as a result of a breach by Employee); (2)  were known to Employee or obtained by Employee from a third party; or (3)  Employee is ordered by a court to produce; provided Employee promptly notifies the Company of receipt of any order or motion to require the production of any portion of the confidential information.

Section 5.3 Shop Right.  With respect to Inventions made or conceived by the Employee, whether or not during the hours of his employment or with the use of the Company facilities, materials, or personnel, either solely or jointly with others during his employment by the Company or within one year after termination of such employment if based on or related to Confidential Information, and without royalty or any other consideration, the following shall apply:

(i)  Inventions.  “Inventions” means discoveries, concepts, and ideas, whether patentable or not, including, but not limited to, processes, methods, formulas, programs, and techniques, as well as improvements or know-how, concerning any present or prospective activities of the Company with which the Employee becomes acquainted as a result of his employment by the Company.

(ii)  Reports.  The Employee shall inform the Company promptly and fully of such Inventions by a written report, setting forth in detail the procedures employed and the results achieved.  A report will be submitted by the Employee upon completion of any studies or research projects undertaken on our behalf, whether or not in the Employee’s opinion a given project has resulted in an Invention.

(iii)  Patents.  The Employee shall apply, at our request and expense, for United States and foreign letter patent either in the Employee’s name or otherwise as the Company shall desire.

(iv)  Assignment.  The Employee hereby assigns and agrees to assign to the Company all of this rights to such Inventions, and to applications for United States and/or foreign letters patent and to United States and/or foreign letters patent granted upon such Inventions.

(v)  Cooperation.  The Employee shall acknowledge and deliver promptly to the Company, without charge to the Company but at its expense, such written instruments and do such other reasonable acts, such as giving testimony in support of the Employee’s inventorship, as may be necessary in the opinion of the Company to obtain and maintain United States and/or foreign letters patent and to vest the entire right and title thereto in the Company.

(vi)  Use.  The Company shall also have the royalty-free right to the business, and to make, use, and sell products, processes, and/or services derived from any inventions, discoveries, concepts, and ideas, whether or not patentable, including, but not limited to, processes, methods, formulas, and techniques, as well as improvements or know-how, whether or not within the scope of inventions, but which are conceived or made by the Employee during the hours which he is employed by the Company or with the use or assistance of our facilities, materials, or personnel, or within the period set forth in this Section 5.3.

Section 5.4 Enforcement by Injunctive Relief.  The Employee acknowledges and agrees that any breach of this Article V by Employee would cause immediate irreparable harm to the Company and monetary damages would be difficult if not impossible to ascertain.  Employee agrees that should he violate any of the terms and conditions of this Article V, the Company shall be entitled to seek and obtain immediate injunctive relief and enjoin further and future violations of this Agreement. Nothing contained herein shall affect the right of the Company to seek and obtain monetary damages in addition to or in substitution for such equitable relief.

Section 5.5 Scope of Covenant.  In the event a court of competent jurisdiction finds any provision of this Article V to be so overboard as to be unenforceable, then such provision shall be reduced in scope by the court, but only to the extent deemed necessary by the court to render the provision reasonable and enforceable, it being the Employee’s intention to provide the Company with protection to the extent provided herein.

Section 5.6 Non-Compete Covenant.  The Employee acknowledges that the Company is presently engaged in utilizing the Technology; and the Employee specifically agrees that he will not use the Technology in any business, other than the business of the Company, except as provided herein.  The terms “use” and “engage” include any attempt to use or any participation in any manner in the use of, either directly or indirectly, including without limitation, employment by (whether as a common law employee, consultant or expert witness) or more than a nominal ownership interest in any business which competes with the Company or otherwise uses the Technology.  The Employee agrees that he will not engage in any competition with the Company as described in preceding sections within the United States, Canada, Europe, or other geographical territory in which the Company has material sales during the term of this Agreement and for a term of one (1) year from and after the termination of this Agreement if termination is initiated by Employee pursuant to Section 3.2 or is pursuant to Sections 3.3 or 3.4; however, if termination is initiated by the Company pursuant to Section 3.2, then the term shall only be for six (6) months.

However, this provision shall not apply if a “triggering event” occurs pursuant to Section 3.6(vi) supra and Employee is not paid pursuant to the terms thereunder.  The Employee acknowledges that the Company would suffer irreparable harm if the Employee were to violate the provision of this Agreement.  The Employee warrants that he is now, and will in the future, be able to support himself and his family without the need so to breach the terms hereof.

ARTICLE VI

GENERAL MATTERS

Section 6.1 North Carolina Law.  This Agreement shall be governed by the laws of the State of North Carolina and shall be construed in accordance therewith.

Section 6.2 No Waiver.  No provision of this Agreement may be waived except by an agreement in writing signed by the waiving party.  A waiver of any term or provision shall not be construed as a waiver of any other term or provision.

Section 6.3 Amendment.  This Agreement may be amended, altered or revoked at any time, in whole or in part, by execution of a written instrument setting forth such changes, signed by each of the parties.

Section 6.4 Entire Agreement.  This Agreement contains the entire agreement of the parties and it may not be changed orally, but only by written agreement signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

Section 6.5 Construction.  Throughout this Agreement the singular shall include the plural, and the plural shall income the singular, and the masculine and neuter shall include the feminine, wherever the context so requires.

Section 6.6 Text to Control.  The headings of articles and sections are included solely for convenience of reference.  If any conflict between any heading and the text of this Agreement exists, the text shall control.

Section 6.7 Severability.  If any provision of this Agreement is declared by any court of competent jurisdiction to be invalid for any reason, such invalidity shall not affect the remaining provisions.  On the contrary, such remaining provisions shall be fully severable, and this Agreement shall be construed and enforced as if such invalid provisions had not been included in the Agreement.

Section 6.8 Authority.  The officer executing this Agreement on behalf of the Company has been empowered and directed to do so by the Board of Directors of the Company.

Section 6.9 Insurance.  The Employee agrees that the Company, in its discretion, may apply for and procure in its own name and for its own benefit insurance of any kind and in any amount or amounts considered advisable and that the Employee may have no right, title, or interest therein, excepting group term life insurance.

Section 6.10 Executory Rights.  The Company agrees that with the exception of Section 3.6(iii), nothing contained herein is intended, or will be deemed to be granted to Employee in lieu of any rights or privileges to which the Employee may be entitled as an employee of the Company under any retirement, pension, profit sharing, insurance, hospitalization, health, or other plan or plans which may now be in effect or which may be adopted hereafter.

Section 6.11 Assignment.  In the event of sale, assignment, or other transfer of our business or a substantial part of its assets or of our merger into or consolidation with another corporation, the rights and benefits of the Company under this Agreement may be transferred and assigned, with the written consent of the Employee, and all obligation and liability of the Company will thereafter continue; provided that the transferee, in writing, assumes the full performance on our behalf of all the terms and provisions hereof to be performed following the date of such assignment, with the same force and effect as if such transferee originally had been a party to this Agreement.

Section 6.12 Arbitration.  Any controversy, dispute or claim arising out of, or relating to, this Agreement and/or its interpretation shall, unless resolved by agreement of the parties, be settled by binding arbitration in Raleigh, North Carolina in accordance with the Rules of the American Arbitration Association then existing.  This Agreement to arbitrate shall be specifically enforceable under the prevailing arbitration law of the State of North Carolina.  The award rendered by the arbitrators (or a single arbitrator that both parties agree to) shall be final and judgment may be entered upon the award in any court of the State of North Carolina having jurisdiction of the matter.

DIGITAL RECORDERS, INC.

By:

DAVID L. TURNEY

Reviewed and approved by the Compensation Committee of Digital Recorders, Inc. this 17th day of December, 2001.

Juliann Tenney, Chairperson
Compensation Committee

DIGITAL RECORDERS, INC.

EXTENDED EMPLOYMENT AGREEMENT

Schedule 1

Duties and Compensation

Employee:	David L. Turney

Position:	President and Chief Executive Officer

Base Salary:	$215,000 per year, payable pursuant to regular Company payroll policy/$235,000 per year beginning January 1, 2002.

Bonus:	Discretion per Compensation Committee.

Term:	Four (4) years

Duties and Responsibilities:

Supervision and coordination of all operations of the Company; supervision of management and coordination of all other operations, officers, managers and key persons within  the Company.

Options:	(i)	86,000 incentive stock options exercisable at $2.00 per share (GRANTED PREVIOUSLY).

	(ii)	Up to 14,000 incentive stock options which may be available at June 1, 1998 at the price per share of that same date (GRANTED PREVIOUSLY).

(iii)

A total of 150,000 additional options shall be requested in the 1998 Proxy and grants thereunder shall be subject to shareholder approval of the requested increase under the Option Plan and pursuant to other terms thereof.  Specifically, however, grants, if approved by the shareholders’ vote for increase it the Option Plan, will be made at the stock price that exists on June 30, 1998 with vesting to occur as follows:  (a) 75,000 shares shall vest when Company stock trades for ten (10) consecutive trading days at or above $4.00 per share; and (b) 75,000 shares shall vest when  Company stock trades for ten (10) consecutive trading days at or above $5.00 per share (GRANTED PREVIOUSLY), however, these options shall automatically vest upon a Triggering Event as previously defined herein.

	(iv)	Other future grants in the discretion of the Compensation Committee.

APPROVED:

THE COMPANY:	EMPLOYEE:

By
DAVID L. TURNEY